Exhibit 99.10

N E W S   R E L E A S E

For Immediate Release

Contact:                                                 HemaCare Corporation

Robert S. Chilton, Executive Vice President and Chief Financial Officer

877-310-0717

www.hemacare.com

RELEASE DATE:  Tuesday, August 29, 2006

HEMACARE ANNOUNCES ACQUISITION OF TERAGENIX CORPORATION

LOS ANGELES - - - HemaCare Corporation (OTC Bulletin Board: HEMA.OB) today announced it has completed the purchase of privately-owned Teragenix Corporation of Fort Lauderdale, Florida.  Teragenix, which had 2005 sales of $5 million and pre tax profit of about $600,000, is a provider of human biological samples, quality control products and clinical trial management services.  The acquisition is expected to be immediately accretive to earnings.  It represents a significant step in furthering HemaCare’s strategy to expand product and service offerings for biotechnology, pharmaceutical and other research-focused organizations.

Teragenix was acquired in exchange for a combination of cash, notes, assumed debt and HemaCare common stock valued at $4.8 million.  Approximately $2.3 million in cash and stock will be paid immediately, subject to working capital adjustments, plus $700,000 in notes and assumed debt, and $1.8 million will be paid over time as part of a potential earn-out with specific earnings targets.  Earn-out payments to the owners of Teragenix, both of whom are members of the management team and who will continue to operate the business, are due in installments based on financial results through 2008.  A detailed description of the terms will be filed in the Company’s Form 8-K.

“We are delighted that Teragenix and its operating team will be joining HemaCare,” stated Judi Irving, President and Chief Executive Officer. “Teragenix has established a world wide network of clinical partners that

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21101 Oxnard Street, Woodland Hills, CA 91367	•	Phone 818.226.1968	•	Fax 818.251.5300

provide it with a unique ability to collect and document biological samples essential for biomedical research.  The research segment is a logical extension of our core blood products business and our strategic intention is to continue growing research sales both organically and through acquisition.”

HemaCare will be holding an interactive investor conference call on Tuesday, August 29, 2006 at 2:00 PM (Eastern Daylight Time).  To participate, please dial 800-309-8563 and ask to join the HemaCare Acquisition Conference Call.  A recording will be available two hours following the call through midnight, September 5, 2006 that can be replayed by calling 800-642-1687, ID number 5434267.  A web cast of the conference call will also be available via the Company website (www.hemacare.com) after September 5, 2006.

ABOUT HEMACARE CORPORATION

Founded in 1978, HemaCare is a provider of blood products and services to the healthcare industry in the U. S.  HemaCare is licensed by the FDA and accredited by the AABB.  The Company focuses on providing cost effective, high quality solutions to organizations with a need for blood-related products and services.

This press release contains “forward-looking statements” under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.)  Statements herein that are not historical facts are forward-looking statements pursuant to the safe harbor provisions referenced above. You may also identify forward-looking statements by use of the words “anticipates,” “expects,” “intends,” “plans” and similar expressions.  Forward-looking statements are inherently subject to risks and uncertainties some of which cannot be predicted or quantified.  Such risks and uncertainties include, without limitation the Company’s ability to continue or maintain the improvement in the revenues and margins of its blood products or blood services segment;, its ability to continue to control general and administrative expenses as a percent of sales; the need to successfully complete its operating plan to improve profits; the potential loss of the Company’s lines of credit; the potential inability of the Company to meet future capital needs; changing demand for blood products could affect profitability; market prices might not rise as costs increase; competition may cause a loss of customers and an increase in costs; operations depend on obtaining the services of qualified medical professionals and competition for their services is strong; declining blood donations; the Company’s dependence on reimbursement rates of third party providers; targeted partner blood drives involve higher collection costs; reliance on relatively few vendors for significant supplies and services could affect the Company’s ability to operate; limited access to insurance; the competitive advantage enjoyed by not-for-profit companies; potential changes in the healthcare industry; future technology for blood collection and blood replacement; the impact of heavy regulation in the Company’s industry; potential liability for undetected blood pathogens and other product safety and liability concerns; environmental risks associated with biohazardous substances; the threat of business interruption due to terrorism and the security measures taken in response to terrorism; the provisions of the Company’s charter documents that might delay or prevent an acquisition or sale of the Company; lack of liquidity and market risk associated with OTC Bulletin Board stocks; strategy to acquire companies may result in unsuitable acquisitions or failure to successfully integrate acquired companies, which could lead to reduced profitability; volatility in stock price; potential dilution that could result from future sales of the Company’s common stock; and the other risks and uncertainties discussed from time to time in the documents HemaCare files with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlined in the forward-looking statements contained herein.  The Company undertakes no obligation to update any of these forward-looking statements to reflect actual results or events or circumstances after the date hereof.

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21101 Oxnard Street, Woodland Hills, CA 91367	•	Phone 818.226.1968	•	Fax 818.251.5300